Exhibit 99.1

PRESS RELEASE

MACKINAC FINANCIAL CORPORATION DECLARES $.04 CASH DIVIDEND ON COMMON STOCK

For Release:	December 19, 2012
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), today announced that on December 18, 2012, its Board of Directors declared a cash dividend of $.04 per common share, payable January 7, 2013 to shareholders of record as of December 31, 2012.

This is the first dividend declared by the Corporation since its recapitalization in December of 2004, illustrating the continued strength of the Corporation’s operating performance and solid capital position.  Commenting on the dividend declaration, Paul Tobias, Chairman and CEO stated, “This milestone is a testament to the recent successes of the Corporation and the diligent efforts of its employees.  The declaration of our first dividend demonstrates the confidence of our Board of Directors and management team for the future of MFNC.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $550 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.